Exhibit 99.1

News Release
	First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE		CONTACT:	Paul F. Clemens

Chief Financial Officer

(630) 875-7347

TRADED:	NASDAQ Global Select Market		www.firstmidwest.com

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES

THIRD QUARTER 2009 EARNINGS OF $3.4 MILLION

Quarterly Highlights

Improved Capital Ratios – Successful Debt for Equity Exchange –

Increased Loan Loss Reserves – Solid Operating Leverage

Third Quarter 2009 Operating Performance

•	After-tax earnings of $3.4 million compared to $2.7 million for second quarter 2009 and $24.2 million for third quarter 2008.

•

Pre-tax earnings of $28.4 million, excluding provision expense and net securities and debt extinguishment gains/losses, compared to $25.9 million for second quarter 2009 and $39.8 million for third quarter 2008.

•	Average core transactional deposits up 3.4% from second quarter 2009 and 7.6% from third quarter 2008.

•	Net interest margin of 3.66% compared to 3.53% for second quarter 2009 and 3.63% for third quarter 2008.

•	Net securities losses realized of $7.0 million for third quarter 2009.

Capital and Credit

•	Increased tangible common equity 132 basis points to 6.88% from second quarter 2009.

•	Increased Tier 1 regulatory capital and Tier 1 common ratios to 12.88% and 8.43%, respectively, up 50 and 107 basis points, respectively, from second quarter 2009.

•	Exchanged $68.8 million of debt for 5.6 million shares of common stock at a pre-tax gain of approximately $14.0 million.

•	Non-accrual plus 90 days past due loans totaled $262.8 million, which approximates the level at June 30, 2009.

•	Increased loan loss reserves to 2.53% of total loans compared to 2.39% at June 30, 2009, with third quarter 2009 provision exceeding net charge-offs of $31.3 million by $6.7 million.

ITASCA, IL, OCTOBER 21, 2009 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today reported results of operations and financial condition for third quarter 2009. Net income was $3.4 million, before adjustment for preferred dividends and non-vested restricted shares, with $773,000, or $0.02 per share available to common shareholders after such adjustments. This compares to $2.7 million and $63,000, respectively, for second quarter 2009, and net income available to common shareholders of $24.1 million, or $0.50 per share, for third quarter 2008. Return on average assets was 0.17% for third quarter 2009 compared to 0.13% and 1.16% for second quarter 2009 and third quarter 2008, respectively. Return on average common equity was 0.43% for third quarter 2009 compared to 0.04% and 13.07% for second quarter 2009 and third quarter 2008, respectively.

In making the announcement, Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. said, “Despite the continuing economic challenges during the quarter, we again generated solid core performance, as evidenced by commercial and industrial loan growth, core transactional deposit growth, and improved net interest margins. Concurrently, we increased our loan loss reserve and continued to proactively remediate problem credits.”

Mr. Scudder continued, “During the quarter, we also notably improved the quality of our capital composition by increasing our level of tangible common equity. We did so through the successful exchange of $68.8 million of the Company’s subordinated and trust preferred debt for common stock at a discount from the par value of the debt securities.”

Operating Performance

The Company generated income before taxes, credit losses, and net securities gains of $28.4 million for third quarter 2009, compared to $25.9 million for second quarter 2009. The increase was due primarily to a decrease in the deposit premium assessment by the Federal Deposit Insurance Corporation.

Total loans as of September 30, 2009 were $5.31 billion, a decrease of $34.7 million from June 30, 2009 and an increase of $82.5 million from September 30, 2008. During third quarter 2009, the Company securitized $25.7 million of real estate 1-4 family loans, which are now included in the securities available-for-sale portfolio, thereby accounting for the decline in consumer loans from June 30, 2009. Commercial and industrial loans increased from June 30, 2009, as did multifamily and commercial real estate office and retail categories. These increases, totaling $97.5 million, were substantially offset by reductions in construction and commercial land categories.

Average core transactional deposits for third quarter 2009 were $3.86 billion, an increase of $127.5 million, or 3.4%, from second quarter 2009 and $271.5 million, or 7.6% from third quarter 2008. The increases from both prior periods were due primarily to growth in money market account balances.

Tax-equivalent net interest margin was 3.66% for third quarter 2009, an increase from 3.53% for second quarter 2009 and 3.63% for third quarter 2008. The yield on earning assets for third quarter 2009 improved 2 basis points compared to second quarter 2009, while the Company’s cost of funds declined 13 basis points compared to second quarter 2009.

Fee-based revenues were $21.8 million for third quarter 2009, compared to $21.2 million for second quarter 2009 and $24.8 million for third quarter 2008. All major fee categories decreased from third quarter 2008, reflecting the impact of reduced consumer spending and lower trust advisory fees.

Other income, excluding fee-based revenues, for third quarter 2009 decreased from the previous quarter by $1.3 million, principally due to recording a negative market adjustment related to certain assets held under a non-qualified deferred compensation plan. Such decrease is substantially offset by a corresponding decrease in compensation expense.

For third quarter 2009, noninterest expense decreased $2.6 million compared to the previous quarter and increased $8.2 million from third quarter 2008. If the special industry-wide FDIC assessment incurred in second quarter 2009 is excluded from the second quarter total, noninterest expense increased by $1.0 million, with the increase primarily due to the timing of marketing expenses. The increase from third quarter 2008 is due to higher loan remediation costs, including costs associated with maintaining foreclosed real estate, and higher FDIC insurance premiums.

Credit Remediation

Non-accrual loans plus 90 days past due and still accruing loans as of September 30, 2009 were $262.8 million compared to $263.3 million at June 30, 2009, with residential construction loans comprising approximately half of the September 30, 2009 total.

At September 30, 2009, the Company had total restructured loans of $41.0 million. Restructured loans for which interest is accruing totaled $26.7 million at September 30, 2009, up from $18.9 million at June 30, 2009. Included in the non-accrual loan total are additional restructured loans totaling $14.3 million, which will not accrue interest until the borrowers demonstrate a period of performance under the restructured terms. At such time, the Company will again accrue interest on these loans.

As of September 30, 2009, loans 30-89 days past due totaled $44.3 million compared to $38.1 million at June 30, 2009.

Other real estate owned was $57.9 million as of September 30, 2009 compared to $50.6 million as of June 30, 2009. All properties are recorded at estimated fair values, less estimated selling costs.

During third quarter 2009, the Company increased its reserve for loan losses to $134.3 million, up $6.7 million from June 30, 2009. The reserve for loan losses represented 2.53% of total loans outstanding at September 30, 2009, compared to 2.39% at June 30, 2009. Net charge-offs totaled $31.3 million, or 2.32% of total average loans, during third quarter 2009, compared to $24.7 million, or 1.85% of total average loans in second quarter 2009. The provision for loan losses for third quarter 2009 was $38.0 million, compared to $36.3 million for second quarter 2009. The reserve for loan losses to non-accrual loans plus 90 days past due loans was 51.1% at September 30, 2009 an increase from 48.4% at June 30, 2009.

Securities Portfolio

Net securities losses were $7.0 million for third quarter 2009. The Company sold approximately $120 million of collateralized mortgage backed, municipal, and other securities at a net gain of $4.5 million. During third quarter 2009, the Company recorded an other-than-temporary impairment charge of $11.5 million associated with its portfolio of trust-preferred collateralized debt obligations.

Capital Management

During third quarter 2009, the Company retired $38.3 million of trust preferred debt and $29.5 million of subordinated debt at a discount to par in exchange for approximately 5.6 million shares of the Company’s common stock. The total pre-tax gain from the exchanges was approximately $14.0 million. Regulatory and tangible common equity ratios were improved in comparison to June 30, 2009. The significant improvements in the Tier 1 and tangible capital ratios primarily reflect the exchange of trust preferred debt and subordinated debt classified as Tier 1 and Tier 2 debt, respectively, for common stock.

As reflected in the following table, all regulatory mandated ratios for characterization as “well-capitalized” were significantly exceeded as of September 30, 2009.

	September 30, 2009	June 30, 2009	Minimum “Well- Capitalized” Level	Excess Over Required Minimums at September 30, 2009
				(Amounts in millions)
Regulatory Capital Ratios:
Total capital to risk-weighted assets	15.27%	15.21%	10.00%	53%	$329
Tier 1 capital to risk-weighted assets	12.88%	12.38%	6.00%	115%	$429
Tier 1 leverage to average assets	10.52%	9.87%	5.00%	110%	$421

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	12.18%	12.17%	10.00%	22%	$136
Tier 1 capital to risk-weighted assets	9.78%	9.33%	6.00%	63%	$236
Tier 1 leverage to average assets	7.99%	7.44%	5.00%	60%	$228

Tier 1 common capital to risk-weighted assets	8.43%	7.36%	N/A	N/A	N/A
Tangible equity ratios:
Tangible common equity to tangible assets	6.88%	5.56%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	7.10%	6.23%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	8.16%	6.57%	N/A	N/A	N/A

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 93 offices located in 62 communities, primarily in metropolitan Chicago.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, October 21, 2009 at 10:00 a.m. (ET). Members of the public who would like to listen to the conference call should dial 1-800-706-7741 (U.S. domestic) or 1-617-614-3471 (international) and enter passcode number 257 08 857. The number should be dialed at 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/aboutinvestor_overview.asp. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing 1-888-286-8010 (U.S. domestic) or 1-617-801-6888 (international) passcode number 465 26 612, beginning at 1:00 p.m. (ET) on October 21, 2009 until 11:59 p.m. (ET) on October 28, 2009. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights, and Capital Ratios (1 page)

•	Condensed Consolidated Statements of Condition (1 page)

•	Condensed Consolidated Statements of Income (1 page)

•	Loan Portfolio Composition (1 page)

•	Asset Quality (1 page)

•	Securities Available-for-Sale (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 3 pages) are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated October 21, 2009

Operating Highlights

Unaudited	Quarters Ended
(Dollar amounts in thousands, except per share data)	September 30, 2009	June 30, 2009	September 30, 2008
Net income	$3,351	$2,663	$24,191
Net income applicable to common shares	773	63	24,149
Diluted earnings per share	$0.02	$—	$0.50
Return on average common equity	0.43%	0.04%	13.07%
Return on average assets	0.17%	0.13%	1.16%
Net interest margin	3.66%	3.53%	3.63%
Efficiency ratio	59.13%	61.45%	50.30%

Balance Sheet Highlights

Unaudited	As Of
(Dollar amounts in thousands, except per share data)	September 30, 2009	June 30, 2009	September 30, 2008
Total assets	$7,678,434	$7,767,312	$8,246,655
Total loans	5,306,068	5,340,771	5,223,582
Total deposits	5,749,153	5,766,656	5,658,284
Total stockholders’ equity	983,579	892,053	718,909
Common stockholders’ equity	790,579	699,053	718,909
Book value per common share	$14.43	$14.22	$14.80
Period end common shares outstanding	54,800	49,161	48,590

Capital Ratios

Unaudited	As Of
	September 30, 2009	June 30, 2009	September 30, 2008
Regulatory capital ratios:
Total capital to risk-weighted assets	15.27%	15.21%	12.04%
Tier 1 capital to risk-weighted assets	12.88%	12.38%	9.42%
Tier 1 leverage to average assets	10.52%	9.87%	7.59%

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	12.18%	12.17%	12.04%
Tier 1 capital to risk-weighted assets	9.78%	9.33%	9.42%
Tier 1 leverage to average assets	7.99%	7.44%	7.59%

Tier 1 common capital to risk-weighted assets	8.43%	7.36%	7.49%
Tangible common equity ratios:
Tangible common equity to tangible assets	6.88%	5.56%	5.44%
Tangible common equity, excluding other comprehensive loss, to tangible assets	7.10%	6.23%	6.09%
Tangible common equity to risk-weighted assets	8.16%	6.57%	6.69%

First Midwest Bancorp, Inc.	Press Release Dated October 21, 2009

Condensed Consolidated Statements of Condition
Unaudited	September 30,

(Amounts in thousands)	2009	2008

Assets
Cash and due from banks	$115,905	$126,073
Funds sold and other short-term investments	81,693	564
Trading account securities, at fair value	13,231	15,252
Securities available-for-sale, at fair value	1,349,669	2,024,881
Securities held-to-maturity, at amortized cost	83,860	85,982
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	54,768	54,767
Loans	5,306,068	5,223,582
Reserve for loan losses	(134,269)	(69,811)

Net loans	5,171,799	5,153,771

Other real estate owned	57,945	23,697
Premises, furniture, and equipment	122,083	120,592
Investment in bank owned life insurance	197,681	207,390
Goodwill and other intangible assets	281,614	285,643
Accrued interest receivable and other assets	148,186	148,043

Total assets	$7,678,434	$8,246,655

Liabilities and Stockholders’ Equity

Deposits
Transactional deposits	$3,833,267	$3,462,867
Time deposits	1,904,985	2,070,633
Brokered deposits	10,901	124,784

Total deposits	5,749,153	5,658,284
Borrowed funds	716,299	1,554,703
Subordinated debt	157,717	232,442
Accrued interest payable and other liabilities	71,686	82,317

Total liabilities	6,694,855	7,527,746

Preferred stock	190,076	—
Common stock	670	613
Additional paid-in capital	251,423	207,503
Retained earnings	851,178	875,947
Accumulated other comprehensive loss	(16,217)	(51,807)
Treasury stock, at cost	(293,551)	(313,347)

Total stockholders’ equity	983,579	718,909

Total liabilities and stockholders’ equity	$7,678,434	$8,246,655

First Midwest Bancorp, Inc.	Press Release Dated October 21, 2009

Condensed Consolidated Statements of Income
Unaudited	Quarters Ended
(Amounts in thousands, except per share data)	September 30, 2009	June 30, 2009	September 30, 2008

Interest Income
Loans	$66,035	$64,071	$74,929
Securities	16,621	21,002	26,520
Other	106	66	37

Total interest income	82,762	85,139	101,486

Interest Expense
Deposits	15,324	17,152	25,574
Borrowed funds	2,768	3,893	9,451
Subordinated debt	3,689	3,703	3,703

Total interest expense	21,781	24,748	38,728

Net interest income	60,981	60,391	62,758
Provision for loan losses	38,000	36,262	13,029

Net interest income after provision for loan losses	22,981	24,129	49,729

Noninterest Income
Service charges on deposit accounts	10,046	9,687	11,974
Trust and investment management fees	3,555	3,471	3,818
Other service charges, commissions, and fees	4,222	4,021	4,834
Card-based fees	4,023	4,048	4,141

Subtotal, fee-based revenues	21,846	21,227	24,767
Bank owned life insurance income	282	1,159	1,882
Securities (losses) gains, net	(6,975)	6,635	(1,746)
Gains on early extinguishment of debt	13,991	—	—
Other	1,946	2,373	(1,209)

Total noninterest income	31,090	31,394	23,694

Noninterest Expense
Salaries and employee benefits	27,416	28,229	26,996
FDIC insurance	2,558	6,034	261
Net occupancy expense	5,609	5,194	5,732
Loan remediation and other real estate owned expense, net	4,619	4,296	811
Equipment expense	2,228	2,195	2,484
Technology and related costs	2,230	2,142	1,990
Other	11,980	11,143	10,162

Total noninterest expense	56,640	59,233	48,436

(Loss) income before taxes	(2,569)	(3,710)	24,987
Income tax (benefit) expense	(5,920)	(6,373)	796

Net Income	3,351	2,663	24,191
Preferred dividends	(2,567)	(2,566)	—
Net income applicable to non-vested restricted shares	(11)	(34)	(42)

Net Income Applicable to Common Shares	$773	$63	$24,149

Diluted Earnings Per Common Share	$0.02	$—	$0.50
Dividends Declared Per Common Share	$0.01	$0.01	$0.31
Weighted Average Diluted Common Shares Outstanding	48,942	48,501	48,499

First Midwest Bancorp, Inc.	Press Release Dated October 21, 2009

Unaudited	As Of				Percent Change From
(Dollar amounts in thousands)	9/30/09	% of Total	6/30/09	9/30/08	6/30/08	9/30/08

Loan Portfolio Composition
Commercial and industrial	$1,484,601	28.0%	$1,457,413	$1,485,541	1.9%	(0.1)%
Agricultural	200,955	3.8%	210,675	234,755	(4.6)%	(14.4)%
Commercial real estate:
Office, retail, and industrial	1,151,276	21.7%	1,117,748	999,319	3.0%	15.2%
Residential construction	400,502	7.5%	458,913	509,974	(12.7)%	(21.5)%
Commercial construction	196,198	3.7%	204,042	229,492	(3.8)%	(14.5)%
Commercial land	105,264	2.0%	121,383	92,658	(13.3)%	13.6%
Multifamily	342,807	6.5%	305,976	237,506	12.0%	44.3%
Investor-owned rental property	117,276	2.2%	132,173	133,375	(11.3)%	(12.1)%
Other commercial real estate	636,153	12.0%	626,959	550,071	1.5%	15.6%

Total commercial real estate	2,949,476	55.6%	2,967,194	2,752,395	(0.6)%	7.2%

Consumer:
Home equity	478,204	9.0%	480,706	468,703	(0.5)%	2.0%
Real estate 1-4 family	138,862	2.6%	171,186	205,851	(18.9)%	(32.5)%
Other consumer	53,970	1.0%	53,597	76,337	0.7%	(29.3)%

Total consumer	671,036	12.6%	705,489	750,891	(4.9)%	(10.6)%

Total loans	$5,306,068	100.0%	$5,340,771	$5,223,582	(0.6)%	1.6%

Office, Retail, and Industrial
Office	$376,897	32.7%	$356,946	$318,041	5.6%	18.5%
Retail	314,586	27.3%	297,829	260,095	5.6%	21.0%
Industrial	459,793	40.0%	462,973	421,183	(0.7)%	9.2%

Total office, retail, and industrial	$1,151,276	100.0%	$1,117,748	$999,319	3.0%	15.2%

First Midwest Bancorp, Inc.	Press Release Dated October 21, 2009

Unaudited	As Of
(Dollar amounts in thousands)	9/30/09	% of Loan Category	% of Total	6/30/09	9/30/08
Asset Quality
Non-accrual loans:
Commercial and industrial	$45,134	3.04%	17.6%	$41,542	$13,961
Agricultural	2,384	1.19%	0.9%	452	12
Office, retail, and industrial	15,738	1.37%	6.1%	13,058	1,195
Residential construction	138,593	34.60%	54.0%	143,231	28,335
Commercial construction	—	—	—	—	—
Multi-family	15,910	4.64%	6.2%	10,632	2,827
Other commercial real estate	25,818	4.06%	10.1%	21,262	1,833
Consumer	13,228	1.97%	5.1%	7,076	5,154

Total non-accrual loans	256,805	4.84%	100.0%	237,253	53,317

90 days past due loans (still accruing interest):
Commercial and industrial	3,216	0.22%	53.9%	7,174	4,006
Agricultural	—	—	—	1,931	1,751
Office, retail, and industrial	1,036	0.09%	17.4%	1,013	4,838
Residential construction	66	0.02%	1.1%	5,022	17,615
Commercial construction	—	—	—	689	—
Multi-family	238	0.07%	4.0%	699	1,216
Other commercial real estate	338	0.05%	5.7%	1,938	2,469
Consumer	1,066	0.16%	17.9%	7,605	5,421

Total 90 days past due loans	5,960	0.11%	100.0%	26,071	37,316

Total non-accrual and 90 days past due loans	262,765			263,324	90,633
Restructured, accruing loans	26,718			18,877	3,731

Total non-performing loans	$289,483			$282,201	$94,364

Other real estate owned	$57,945			$50,640	$23,697
30-89 days past due loans	$44,346	0.84%	—	$38,128	$104,769
Reserve for loan losses	$134,269	—	—	$127,528	$69,811
Asset Quality Ratios
Non-accrual loans to loans	4.84%	—	—	4.44%	1.02%
Non-accrual plus 90 days past due loans to loans	4.95%	—	—	4.93%	1.74%
Non-performing loans to loans	5.46%	—	—	5.28%	1.81%
Reserve for loan losses to loans	2.53%	—	—	2.39%	1.34%
Reserve for loan losses to non-accrual loans	52%	—	—	54%	131%
Reserve for loan losses to non-accrual plus 90 days past due loans to loans	51%	—	—	48%	77%
Reserve for loan losses to non-performing loans	46%	—	—	45%	74%

	Quarters Ended
(Dollar amounts in thousands)	9/30/09	% of Loan Category	% of Total	6/30/09	9/30/08
Charge-off Data
Net loans charged-off:
Commercial and industrial	$12,585	0.85%	40.3%	$7,006	$1,899
Agricultural	—	—	—	—	(4)
Office, retail, and industrial	3,496	0.30%	11.2%	217	2
Residential construction	5,181	1.29%	16.6%	8,427	5,856
Commercial construction	—	—	—	—	—
Multifamily	29	0.01%	0.1%	1,086	(40)
Other commercial real estate	6,400	1.01%	20.4%	3,197	62
Consumer	3,568	0.53%	11.4%	4,802	1,547

Total net loans charged-off	$31,259	2.32%	100.0%	$24,735	$9,322

Net loan charge-offs to average loans (annualized): Quarter-to-date	2.32%	—	—	1.85%	0.71%
Year-to-date	2.05%	—	—	1.91%	0.52%

First Midwest Bancorp, Inc.	Press Release Dated October 21, 2009

Securities Available-For-Sale

Unaudited	U.S. Treasury and Agency	Collateralized Mortgage Obligations	Other Mortgage Backed	State and Municipal	Collateralized Debt Obligations	Other	Total
As of September 30, 2009
Amortized cost	$757	$322,780	$233,396	$680,216	$60,290	$50,929	$1,348,368
Gross unrealized gains (losses):
Gross unrealized gains	—	10,651	10,782	29,176	—	578	51,187
Gross unrealized losses	—	(2,224)	(3)	(1,078)	(44,747)	(1,834)	(49,886)

Net unrealized gains (losses)	—	8,427	10,779	28,098	(44,747)	(1,256)	1,301

Fair value	$757	$331,207	$244,175	$708,314	$15,543	$49,673	$1,349,669

As of June 30, 2009
Amortized cost	$—	$382,526	$221,481	$767,856	$71,789	$59,646	$1,503,298
Gross unrealized gains (losses):
Gross unrealized gains	—	8,349	6,786	4,907	—	140	20,182
Gross unrealized losses	—	(3,456)	(15)	(14,778)	(51,474)	(3,675)	(73,398)

Net unrealized gains (losses)	—	4,893	6,771	(9,871)	(51,474)	(3,535)	(53,216)

Fair value	$—	$387,419	$228,252	$757,985	$20,315	$56,111	$1,450,082

As of September 30, 2008
Amortized cost	$2,901	$515,376	$517,139	$926,519	$85,286	$50,973	$2,098,194
Gross unrealized gains (losses):
Gross unrealized gains	6	1,798	1,970	1,987	80	26	5,867
Gross unrealized losses	—	(6,827)	(3,068)	(45,854)	(14,000)	(9,431)	(79,180)

Net unrealized gains (losses)	6	(5,029)	(1,098)	(43,867)	(13,920)	(9,405)	(73,313)

Fair value	$2,907	$510,347	$516,041	$882,652	$71,366	$41,568	$2,024,881